EXHIBIT 1(e)


                                     CONTACTS:
                                     Shorewood Packaging
                                     Howard Liebman
                                     President & Chief Financial Officer
                                     (212) 371-1500
      FOR IMMEDIATE RELEASE
                                     Morgan-Walke Associates
                                     Investors: Robert P. Jones/Stephanie Prince
                                     Media: Jennifer Kirksey
                                     (212) 850-5600


                   SHOREWOOD PACKAGING CORPORATION PROPOSAL TO
                             CHESAPEAKE CORPORATION

         NEW YORK, NY, November 18, 1999--Shorewood Packaging Corporation (NYSE:SWD) announced that Chesapeake Corporation's (NYSE:CSK) Board of Directors has rejected a proposal by Shorewood to enter into negotiations for the acquisition of Chesapeake with cash consideration of $40 per share, a premium of 41% over the market price when the proposal was made, 33% over yesterday's closing price and a valuation nearly equivalent to Chesapeake's all time market high, reached in July 1998, well before it announced its current stock buy-back program.

         Shorewood stated that its proposal had been made to Chesapeake's Board of Directors on October 26, 1999 and rejected by Chesapeake on November 10, 1999. Chesapeake's rejection included a counterproposal that Chesapeake acquire Shorewood for cash consideration of $16.50 a share, a price well below Shorewood's trailing 12 month closing high. Shorewood's Board of Directors has rejected the counterproposal as being inconsistent with the company's strategic plan to position itself as the premier supplier of high end folding cartons to a multinational customer base, as well as failing to recognize Shorewood's value and the benefits that would be provided to Chesapeake's customers, employees and stockholders if Shorewood were to acquire Chesapeake.

         Shorewood owned 809,000 Chesapeake shares or 4.62% of Chesapeake as of October 29, 1999, the date of Chesapeake's most recent 10-Q. Shorewood noted that Chesapeake's anti-takeover provisions have the practical effect of disenfranchising Chesapeake's shareholders. For example, Chesapeake's "dead hand poison pill" makes it difficult for Shorewood to present its proposal to Chesapeake's shareholders without the prior approval of Chesapeake's Board of Directors. Accordingly, Shorewood stated, although it is not currently contemplating a tender offer to Chesapeake's shareholders without the prior approval of Chesapeake's Board of Directors, it has requested Chesapeake's Board to redeem the "poison pill". If the "poison pill" and other protective provisions were removed, Shorewood would move promptly to bring its proposal directly to Chesapeake's stockholders. Additionally, together with its financial

                              Page 26 of 44 Pages
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and legal advisors, Shorewood is considering other alternatives that would enable Chesapeake's stockholders to decide whether $40 a share is a fair price.

         Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the computer software, cosmetics and toiletries, food, home video, music, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

CERTAIN STATEMENTS INCLUDED IN THIS PRESS RELEASE CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE TYPICALLY IDENTIFIED BY THEIR INCLUSIONS OF PHRASES SUCH AS "THE COMPANY ANTICIPATES," "THE COMPANY BELIEVES" AND OTHER PHRASES OF SIMILAR MEANING. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS: GENERAL ECONOMIC AND BUSINESS CONDITIONS; COMPETITION; POLITICAL CHANGES IN INTERNATIONAL MARKETS; RAW MATERIAL AND OTHER OPERATING COSTS; COSTS OF CAPITAL EQUIPMENT; CHANGES IN FOREIGN CURRENCY EXCHANGE RATES; CHANGES IN BUSINESS STRATEGY OR EXPANSION PLANS; THE RESULTS OF CONTINUING ENVIRONMENTAL COMPLIANCE TESTING AND MONITORING; QUALITY OF MANAGEMENT; AVAILABILITY, TERMS AND DEVELOPMENT OF CAPITAL; FLUCTUATING INTEREST RATES AND OTHER FACTORS REFERENCED IN THIS RELEASE AND IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q.

                              Page 27 of 44 Pages